Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-4 of our report dated March 14, 2025, relating to the financial statements of Haymaker Acquisition Corp. 4, as of December 31, 2024 and 2023 and for the year ended December 31, 2024 and for the period from March 7, 2023 (Inception) through December 31, 2023, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

January 15, 2026